EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-86599 and 33-91003 of Citizens Bancshares Corporation on Form S-8 and Form S-3, respectively, of our report dated April 12, 2004, appearing in the Annual Report on Form 10-K of Citizens Bancshares Corporation for the year ended December 31, 2005.

/s/ Deloitte & Touché, LLP

Atlanta, Georgia
March 29, 2006